REVOLVING CREDIT AGREEMENT

     Pilgrim's Pride, S.A. de C.V. a corporation organized and existing under the laws of the United Mexican States (hereinafter referred to as the "BORROWER"), Avicola Pilgrim's Pride de M<e'>xico, S.A. de C.V., corporation organized and existing under the laws of the United Mexican States (hereinafter referred to as the "MEXICAN GUARANTOR") and Pilgrim's Pride Corporation, corporation organized and existing under the laws of the State of Delaware of the United States of America (hereinafter referred to as the "U.S.GUARANTOR"), and COMERICA BANK, a banking institution organized under the laws of the State of Michigan of the United States of America (hereinafter referred to as the "BANK"), hereby agree as follows:

                                ARTICLE I
                    DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings, such meanings to be equally applicable to both the singular and plural forms of the terms defined:

     (a) "ADVANCE" means each advance on the Loan made by the Bank to the Borrower.

     (b) "BUSINESS DAY" means a day on which banks in the cities of Detroit, Michigan, London, England, and Mexico City, Federal District, are open for business.

     (c) "DATE OF ADVANCE" means the date on which the proceeds of each Advance are disbursed by the Bank to the Borrower, pursuant to the terms hereof.

     (d) "DOLLARS" means dollars, lawful currency of the United States of America.

     (e)   "EVENTS  OF  DEFAULT"  means  any of the events  described  in
Section 7.01 hereof.

     (f) "GUARANTORS" means (i) the U.S. Guarantor, which will guarantee the Loan for an amount not less than U.S.$10,000,000.00 (Ten Million Dollars), of the principal amount and (ii) the Mexican Guarantor which will guarantee the total outstanding amount of the Loan plus accrued interest.

     (g)   "GUARANTY"   means  the  guarantees  granted by the Guarantors
pursuant to the terms of Article IV hereto.

     (h) "FEDERAL FUNDS ADVANCE" means an Advance which bears an interest at the Federal Funds Rate as defined below.

     (i) "FEDERAL FUNDS RATE" means a per annum rate of interest determined on the basis of quotations for overnight federal funds transactions appearing on Page 60 of the Knight-Ridder Moneycenter News Services (Garvin GuyButler-Domestic Composite Indicators - Term Federal Funds for Domestic Banks), on any day that he Federal Funds Rate shall be the applicable interest rate with respect to the indebtedness outstanding hereunder . If, for any reason, such rates do not appear on said Page 60 of the Knight-Rider Moneycenter News Services (or otherwise on such service), the "Federal Funds Rate" shall be determined by reference to such other publicly available service for displaying Federal Funds Rates, as shall be designated by the Bank from time to time.

     (j) "EURODOLLAR RATE" means, a per annum interest rate which is equal to the quotient of:

          (i) the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Advance and for a period equal to the period from the Advance Date to the Payment Date, at or about 11:00 a.m. (Detroit, Michigan time)(or as soon thereafter as practical) on the first day of such Advance divided by

          (ii) a percentage equal to 100% minus the maximum rate during the period from the Advance Date to the Payment Date at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

     (k) "EURODOLLAR LENDING OFFICE" means Bank's office located in Cayman Islands, British West Indies, or such other branch of the Bank, domestic or foreign, as it may hereinafter designate as its Eurodollar Lending Office by notice to the Borrower.

     (l) "INDENTURE" means, the Indenture dated as of June 3, 1993, between Pilgrim's Pride Corporation, as the issuer and Ameritrust Texas National Association, as the trustee.

     (m) "LIBOR RATE" shall mean, with respect to each day during the applicable Advance pertaining to any portion of the Indebtedness outstanding under a Note, the rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal up to 3 (three) months commencing on the first day of such Date of Advance, appearing on Page 3750 of the Telerate Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), 3 (three) Business Days prior to each Date of Advance, for up to 3 (three) month-dollar deposits. In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such Service), the "Libor Rate" shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Bank and Borrower, or, in the absence of such agreement, the "Libor Rate" shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixtyfourth of one percent (1/64%) of the rate at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time)(or as soon thereafter as practical), three (3) Business Days prior to each Date of Advance for up to 3(three) month-dollar deposits. in the interbank eurodollar market in an amount comparable to the principal amount under the relevant Notice of Borrowing which is to bear interest for a period of up to .3 (three) months.

     (n) "LOAN" means the loan granted by the Bank to the Borrower pursuant to Article II hereof for the principal amount of up to U.S. $20,000,000.00 (Twenty Million Dollars), lawful currency of the United States of America.

     (o)  "MATURITY DATE" shall mean the maturity date for each Advance.

     (p)  "MEXICO" means the United Mexican States.

     (q) "NOTE" means the promissory notes made by the Borrower to the order of the Bank, and guaranteed (POR AVAL) (i) by the U.S. Guarantor, substantially in the form attached hereto as Exhibit "B and (ii) by the Mexican Guarantor in the form attached hereto as Exhibit "C"evidencing the obligation of the Borrower and the Guarantors to repay the Bank the principal amount stated thereof and interest.

     (r) "PAYMENT DATE" means a date on which the Borrower must make to the Bank a payment on account of principal and interest hereunder or under the Note(s).

     (s) "REVOLVING CREDIT MATURITY DATE" shall mean the date which is 3 (three) years after the date hereof.

     (t)  "UNITED STATES" or "US" means the Unites States of America.

     SECTION 1.02. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles, and in accordance with accounting practices and policies consistently applied (except for changes in application as disclosed therein) by the Borrower and the Mexican Guarantor in prior fiscal years.

                               ARTICLE II
                      AMOUNT AND TERMS OF THE LOAN

     SECTION 2.01.  THE LOAN.

     (a) Subject to the terms and conditions hereinafter set forth, the Bank will make advances of the Loan to the Borrower from the date hereof to the Revolving Credit Maturity Date, on the Date of the Advance, which shall occur on the date requested by the Borrower to the Bank in a notice of borrowing, in the terms of Exhibit "A" hereto, (the "NOTICE OF BORROWING"), at any time from and after the date hereof.

     (b)  The principal amount  of  the  Loan  shall  be for an aggregate amount up to U.S.$20,000,000.00 (Twenty Million Dollars), without including therein interest, commissions, fees or any other expenses which must be paid by the Borrower to the Bank hereunder.

     (c) The total amounts represented by the Advances outstanding hereunder may not exceed the sum of (i) one hundred percent (100%) of net third party accounts receivable, which include accounts receivable less any reserves for doubtful accounts, plus fifty percent (50%) of the inventory and/or (ii) along with the amounts disposed under a Loan Agreement entered into with Comerica Bank M<e'>xico, S.A., Instituci<o'>n de Banca M<u'>ltiple, and Bancomer, S.A., Instituci<o'>n de Banca M<u'>ltiple to the amount equivalent to U.S.$20,000,000.00 (Twenty million Dollars of the United States of America). In the event the Borrower requests an Advance, which in addition to the then outstanding Advances exceeds the limit set forth above, the Bank will not be obligated to make such Advance.

     (d) The Notice of Borrowing shall be delivered by the Borrower to the Bank, specifying the Date of Advance and the amount of the Loan that should be advanced by the Bank to the Borrower hereunder. If the Notice of Borrowing is delivered by the Borrower to the Bank (i) 3 (three) Business Days prior to the corresponding Date of Advance, any such Advance shall bear interest at a per annum rate equal to the result of adding the applicable margin (as set forth in Section 2.04) to the Libor Rate ("LIBOR RATE ADVANCE"), and (ii) on the same Business Day as the Date of the Advance, any such Advance shall bear interest at a per annum rate equal to the result of adding the applicable margin (as set forth in Section 2.04) to the Eurodollar Rate ("EURODOLLAR RATE ADVANCE").

Any Eurodollar Rate Advance may be converted into a Libor Rate Advance with a written notice delivered by the Borrower to the Bank 3 (three) Business Days after the corresponding Eurodollar Rate Advance ("NOTICE OF CONVERSION"). The Bank, on the day such Notice of Conversion is received, shall confirm to the Borrower the interest rate applicable to the Advance as of such date, in the understanding that the interest rate conversion shall be at the discretion of the Bank and this confirmation shall be conclusive and binding to the Borrower.

     SECTION 2.02. REPAYMENT OF THE ADVANCE. The principal amount of and interest accrued under each Advance made to the Borrower pursuant to
Section 2.01 above shall be repaid by the Borrower on the Payment Date indicated in the Notice of Borrowing issued in respect of such Advance, but in any event, not later than 90 (ninety) days after the Date of Advance corresponding to any such Borrowing. Principal amounts paid by the Borrower may be subsequently reborrowed provided that no advance may mature after the Revolving Credit Maturity Date.

     SECTION 2.03. REVIEW DATE. Without commitment by either party, the Bank and the Borrower agree to review the Agreement during 1999 and consider the extension of the Agreement for an additional one year period, subject to the Lender's satisfaction with the financial performance and economic situation of the Borrower.

     SECTION 2.04. INTEREST ON THE ADVANCE. The principal amount of each Advance from time to time outstanding shall bear interest from the Date of Advance and until its corresponding Payment Date, payable on such Payment Date, at a per annum rate equal to the result obtained by adding
(i) 1.50% (one point fifty percent) to the then applicable Libor Rate or Eurodollar Rate (as determined in accordance with Section 2.01), as the case may be, on the date of the Advance if the amount is guaranteed by the U.S. Guarantor , and (ii) 1.75% (one point seventy five percent) to the then applicable Libor Rate or Eurodollar Rate (as determined in accordance with Section 2.01), as the case may be, on the date of the Advance if the amount is to be guaranteed by the Mexican Guarantor only. If the Bank determines that due to circumstances affecting the foreign exchange and interbank markets it is not possible to maintain the funding at such rate, then the Bank shall forthwith give notice thereof to the Borrower. Thereafter, until the Bank notifies the Borrower that such circumstances no longer exist, the right of the Borrower to request a Eurodollar Rate or Libor Rate Advance shall be suspended and the Borrower shall only be permitted to request Federal Funds Advances.

     SECTION 2.05.  ALTERNATIVE INTEREST RATE.

     (a) In the event that the Bank determines (which determination shall be binding and conclusive for all the parties hereto) that by virtue of circumstances affecting the London Interbank Market, adequate and reasonable means do not exist to determine the Eurodollar Rate applicable to an Advance and/or to the Loan, the Bank shall immediately notify the Borrower of such circumstances by fax, telex or cable, and in that event, the interest rate applicable to Advances made thereafter shall be at all times equal to the result obtained by adding (i) 1.625% (one point six hundred and twenty five percent) to the Federal Funds Rate if the amount is to be guaranteed by the U.S. Guarantor and the Mexican Guarantors, or (ii) 1.875% (one point eight hundred and seventy five percent) to the Federal Funds Rate if the amount is to be guaranteed by the Mexican Guarantor only.

     Interest on the unpaid balance of each outstanding Federal Funds Advance shall be payable monthly on the first Business Day of each month, commencing on the first Business Day of the month next following the Date of Advance, and on the Maturity Date.

     (b) The Borrower hereby agrees that in the event it does not accept the alternative interest rate referred to in paragraph (a) above of this
Section 2.05 then the Bank shall be released from its obligation to maintain the Loan. In such an event the Borrower shall pay, precisely on the next succeeding Payment Date following the Bank's notification, the principal amount of the Loan, together with accrued interest and fees to the date of such payment. The Borrower hereby also agrees that in the event of such payment all of the Bank's obligations hereunder shall terminate immediately without any liability for the Bank. The Bank hereby also agrees that in the event of payment in full of all of the Borrower's obligations hereunder, the Borrower's obligations shall terminate immediately without any liability for the Borrower.

     SECTION 2.06. FAILURE TO PAY OR TO BORROW. If Borrower makes any payment of principal with respect to any Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Borrower fails to borrow any Advance after notice has been given by Borrower to Bank in accordance with the terms hereof, or if Borrower fails to make any payment of principal or interest in respect of an Advance when due, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the Payment Date, at the applicable rate of interest for said Advance, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank hereunder shall be made as though Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the period from the Advance Date to the Payment Date; provided, however, that Bank may fund any Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be PRIMA FACIE evidence of the amount owing.

     SECTION 2.07. DEFAULT INTEREST. In the event that the Borrower fails to pay all or part of the principal amount of the Advances hereunder or under the Note(s) on the respective Payment Date, the past due amount will bear interest from and after the corresponding maturity and until payment in full at a rate equal to the rate of interest otherwise prevailing hereunder in respect of each Advance or under the Note(s) plus 2% (two percent) per annum.

     SECTION 2.08. COMPUTATION OF INTEREST. Interest corresponding to any Libor Rate-based or Eurodollar Rate-based, as the case may be, Advance hereunder shall be computed by the actual number of calendar days elapsed based on a 360 (three hundred and sixty) day year factor. Interest corresponding to any Federal Funds Rate-based Advance shall be computed on the basis of a year of 360 (three hundred and sixty) days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Federal Funds Rate as a result of any change in the Federal Funds Rate on the date of each such change.

     SECTION 2.09. UP-FRONT FEE. The Borrower shall pay the Bank on the first Date of Advance an up-front fee equal to U.S.$25,000.00 (Twenty Five Thousand Dollars), calculated by applying 0.125% (zero point one hundred and twenty five percent) to U.S. $20,000,000.00 (Twenty Million Dollars).

     SECTION 2.10. COMMITMENT FEE. The Borrower agrees to pay the Bank a commitment fee calculated by multiplying 0.125% (zero point one hundred and twenty five percent) by the unutilized amount of U.S.$20,000,000.00 (Twenty Million Dollars) measured from the date of the first Advance to the first anniversary date from the execution of this Agreement and each anniversary date thereof until the Revolving Credit Maturity Date.

     SECTION 2.11. THE NOTE(S). The Borrower's obligation to repay the principal amount of and interest on each Advance, will be evidenced by two Notes, made by the Borrower to the order of the Bank and guaranteed (POR AVAL) (i) by the U.S. Guarantor and Mexican Guarantor in the form of Exhibit "B" hereto, for an amount equal to U.S.$10,000,000.00 (Ten Million Dollars) and, (ii) by the Mexican Guarantor only in the form of Exhibit "C" hereto, for an amount equal to U.S.$10,000,000.00 (Ten Million Dollars).

     SECTION 2.12.  TAXES.

     (a) The Borrower will pay all amounts whether for principal, interest, fees, commissions and all other amounts payable hereunder or under the Note(s), free and clear of and without deductions for any and all present and future taxes, duties, levies, deductions, charges, withholdings and any other present or future tax liabilities, with the exception of income and franchise taxes of the United States of America and its political subdivisions, which shall be for the account of the Bank. The Borrower will pay the Bank additional amounts of interest equal to the income tax applicable to interest paid abroad, pursuant to the Income Tax Law of Mexico (LEY DEL IMPUESTO SOBRE LA RENTA). In the event mandatory withholding of taxes is required by law, the Borrower will pay such additional amounts of interest as necessary so that the Bank receives a net amount equal to the amount it would have received had no such deduction been made.

     (b) If any of the taxes specified in Subsection (a) above are paid by the Bank, the Borrower will indemnify the Bank, upon demand, for such payment, together with all applicable interest, expenses and fines. The aforesaid notwithstanding, the Bank hereby agrees to notify the Borrower of any such tax payments prior to the date on which they are made.

     (c) The Borrower is obligated to deliver to the Bank all documentation evidencing payment of any taxes imposed by Mexico or any political subdivision thereof arising as a consequence of this Agreement or the Note(s) within 45 (forty five) days following the date on which said taxes are due and payable.

     (d) The Borrower must ascertain that on the documentation evidencing payment of any taxes applicable in Mexico or in any of its political subdivisions to this Agreement or the Note(s), the corresponding authorities insert the foreign Bank registration number as follows: 38-I-SI.

     (e) If the Bank should receive a foreign tax credit or deduction in respect of Taxes paid, it will reimburse the Borrower for any amount or tax benefit so received.

     SECTION 2.13.  ADDITIONAL COSTS.

     (a) The Borrower agrees with the Bank that if at any time during the term of this Agreement any reserve and/or capital requirements with respect to United States Dollar deposits, or with respect to loans granted in United States Dollars, are imposed by the United States or by any other jurisdiction or political subdivision of the United States, then the interest rate referred to in Sections 2.04, 2.05 and 2.06 hereof will be subject, for Advances made following such imposition to an increased adjustment to compensate the Bank for the costs (as such are determined in good faith by the Bank) connected with the fulfillment of such requirements; PROVIDED HOWEVER, that the Bank shall forthwith notify the Borrower and furnish the Borrower with evidence of such additional costs, together with any other reasonable information requested by the Borrower in connection with such additional cost and which may be available in the Bank's file.

     (b) The Borrower hereby agrees that in the event that it does not agree to pay the additional costs referred to in this Section 2.13, then the Bank shall be released from its obligation to maintain the Loan hereunder. In such an event the Borrower shall pay precisely on the next succeeding Payment Date following the Bank's notification of the need for such additional costs, the outstanding principal amount of the Loan, together with accrued interest and fees to the date of such payment. The Borrower hereby further agrees that in the event of such payment all of the Bank's obligations hereunder shall terminate immediately without any liability for the Bank. The Bank hereby also agrees that in the event of payment in full of all of the Borrower's obligations hereunder, the Borrower's obligations shall terminate immediately without any liability for the Borrower.

     SECTION 2.14. PLACE AND MANNER OF PAYMENT. All payments made by the Borrower hereunder or under the Note(s), whether on account of principal of, interest or fees on the Loan shall be made in Dollars, in immediately available funds at the offices of the Bank referred to in
Section 8.04 hereof.

     SECTION 2.15. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a non-Business Day, such payment will be made on the next succeeding Business Day, and such extension of time shall be in such case included in the computation of payment of interest on the corresponding Advance and under the corresponding Note; PROVIDED HOWEVER, that if such extension should cause the payment to fall on the next calendar month, then the payment will be made on the next preceding Business Day.

     SECTION 2.16. USE OF THE LOAN. The Borrower is obligated to use the principal amount of the Loan for financing of its working capital needs.

                               ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF THE BORROWER
                          AND OF THE GUARANTORS

     SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE BORROWER AND OF THE GUARANTORS. The Borrower and Guarantors hereby represent and warrant that:

     (a) The Borrower and the Mexican Guarantor, and the U.S. Guarantor are corporations duly incorporated, validly existing and in good standing under the laws of Mexico and United States, respectively, and are duly qualified to do business.

     (b) Both the Borrower and the Guarantors have all requisite power and authority, corporate or otherwise, to conduct their business, to own their properties and to execute and deliver, and to perform all of their obligations under this Agreement and the Note(s).

     (c) The execution, delivery and performance of this Agreement and the Note(s) have been duly authorized by all necessary corporate and/or shareholder action of both the Borrower and the Guarantors in the case of the Agreement, and the respective Guarantors in the case of the note, and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or the Guarantors or the charter or by-laws of the Borrower or the Guarantors,
(ii) result in a breach, charge or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or the Guarantors are a party or by which their properties may be bound or affected or (iii) result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or the Guarantors, and the Borrower and the Guarantors are not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, indenture or agreement, lease or instrument.

     (d) This Agreement constitutes, and the Note(s) when executed and delivered by the Borrower and the respective Guarantors will constitute, the legal, valid and binding obligations of the Borrower and of the Guarantors, enforceable against the Borrower and against the Guarantors in accordance with their terms.

     (e) The obligations of the Borrower and the Mexican Guarantor under this Agreement and the Note(s) will rank at least pari passu with all other present and future indebtedness of the Borrower and of the Mexican Guarantor.

     (f) There is no action, suit or proceeding pending against, or, to the knowledge of the Borrower and/or the Guarantors, threatened against or affecting the Borrower or the Guarantors before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, financial position or results of operations of the Borrower and/or of the Guarantors.

     (g) The Borrower and the Guarantors have filed all income tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower and by the Guarantors. The charges, accruals and reserves on the books of the Borrower and of the Guarantors in respect of taxes or other governmental charges are, in the opinion of the Borrower and of the Guarantors, adequate.

     (h) The Borrower and the Guarantors have complied with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, environmental laws, social security laws, housing and pension provisions) and have made payment of all quotas or contributions required to be made thereunder, except where non-compliance thereof would not materially adversely affect the business, financial position or results of operations of the Borrower and/or of the Guarantors.


                               ARTICLE IV
                                GUARANTY

     SECTION 4.01. GUARANTY.

     (a)  The Guarantors, subject to the limitations set forth in Section
1.01 (f), hereby jointly and severally, unconditionally and absolutely guarantee to the Bank or any holder of the Note(s), the prompt payment when due, whether at stated maturity, demand, acceleration or otherwise of, not less than 100% (one hundred percent) of the principal amounts, accrued interest, fees, commissions or other amounts payable by the Borrower under this Loan Agreement or the Note(s) and any amendments, renewals or extensions thereto. The Guarantors shall also pay, on demand, any and all fees, expenses (including without limitation reasonable attorneys fees) or costs which may be incurred or paid by the Bank in preserving, protecting or enforcing any of its rights or remedies in connection with, or collecting against the Borrower and the Guarantors under, this Loan Agreement or under any Note(s) (the "GUARANTEED OBLIGATIONS").

     This Guaranty is a continuing guaranty of payment and not of collection. The obligation of the Guarantors under this Guaranty shall be absolute and primary, and complete and binding as to the Guarantors and subject to no condition whatsoever, other than those in section 1.01
(f), precedent or otherwise, irrespective of the validity, regularity or enforceability of any of the Borrower's obligations hereunder or under the Note(s), the absence of any action to enforce the same, any waiver or consent with respect thereto, or any failure or delay in the enforcement thereof. This Guaranty shall remain effective whether the Guaranteed Obligations are from time to time reduced and later increased or entirely extinguished and later reincurred or if the Guaranteed Obligations or this Guaranty are revoked, terminated, surrendered or discharged and later reinstated in the event payment of the Guaranteed Obligations is disgorged, returned, rescinded under any applicable law. Notice of acceptance hereof or action in reliance hereon shall not be required.

     (b) The Guarantors waive presentment, demand, protest, notice of protest or dishonor, diligence in collecting the guaranteed obligations, any requirement first to proceed against the Borrower or against any guarantor or other party, to collect upon the assets of the Borrower or any other party, or to exhaust any security for the performance of any of such payment obligations, including but not limited to the benefits of order, excussion and division foreseen in Articles 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823, 2827, 2836, 2837, the benefits of Articles
2845, 2846, 2847, 2848 and 2849 of the Civil Code of the Federal District, Mexico, and its correlative articles in the Civil Codes of the remaining States of the Mexican Republic, as well as to the provisions contained in Section 9-504 of the Michigan or other applicable Uniform Commercial Code. Any collateral or other security of the Borrower or any other party or any guaranty or other obligation of any party which the Bank now or subsequently holds may be released or otherwise dealt with by the Bank in all respects as though this Guaranty were not in existence and the Guaranty shall be in no way affected thereby, the Guarantors hereby waiving and foregoing all rights in respect of any action, or failure to act, by the Bank regarding such collateral or other security. Likewise, the Guarantors agree that the Bank may grant extensions, releases or reductions to the Borrower without the need of its consent, and that such extensions, releases or reductions shall in no way affect the Guaranty.

     (c) The Guarantors agree to guaranty (POR AVAL) the Note(s) referred to in Section 2.11 herein.


                                ARTICLE V
                                COVENANTS

     SECTION 5.01. AFFIRMATIVE COVENANTS OF THE BORROWER AND THE GUARANTORS. So long as any amounts hereunder or under the Note(s) shall remain unpaid, the Borrower and the Guarantors, as the case may be, will unless the Bank shall otherwise consent in writing:

     (a)  Furnish to the Bank:

     (i) As soon as possible and in any event within 10 (ten) days after obtaining knowledge of the occurrence of each Event of Default, or each event which with the giving of notice or lapse of time or both would constitute an Event of Default, which is continuing on the date of such statement, the statement of an authorized officer of the Borrower or the Guarantors setting forth details of such Event of Default or event which would constitute an Event of Default, and the action which the Borrower or the Guarantors propose to take with respect thereto;

     (ii) As soon as available and in any event within 60 (sixty) days after the end of each of the quarters of each fiscal year of the Borrower and of the Guarantors, a balance sheet of the Borrower and the Guarantors as of the end of such quarter and statements of income and retained earnings of the Borrower and of the Guarantors for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, (i) in Dollars and in Pesos for the Borrower and the Mexican Guarantor, and (ii) in Dollars for the U.S. Guarantor, all in reasonable detail and duly certified (subject to year end audit adjustments) by an officer of the Borrower or of the Guarantors, as the case may be, as having been prepared in accordance with accounting principles generally accepted in Mexico or in the United States, as the case may be, consistently applied, and together with (x) a certificate of said officer stating that the covenants set forth in 5.01 (g), (h), (i), (j) and (k) are being complied with, together with a sheet setting forth the calculations to determine the foregoing, and (y) a certificate of said officer stating that he has no knowledge that an Event of Default, or an event which with the giving of notice or lapse of time or both would constitute an Event of Default, has occurred and is continuing or, if an Event of Default or such event has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower or the Guarantors propose to take with respect thereto;

     (iii) As soon as available and in any event within 120 (one hundred twenty) days after the end of each fiscal year of the Borrower and of the Guarantors, a copy of the audited balance sheets and statements of income and retained earnings for the Borrower and for the Guarantors, (i) in Dollars and in Pesos for the Borrower and the Mexican Guarantor, and (ii) in Dollars for the U.S. Guarantor in each case certified by independent public accountants of recognized standing acceptable to the Bank, together with (x) a certificate of an officer of the Borrower and of the Guarantors, stating that the covenants set forth in 5.01 (g), (h), (i),
(j) and (k) are being complied with, together with a sheet setting forth the calculations to determine the foregoing, and (y) a certificate of an officer of the Borrower and of the Guarantors stating that he has no knowledge that an Event of Default, or an event which with notice or lapse of time or both would constitute an Event of Default, has occurred and is continuing, or if, in the opinion of such officer, an Event of Default or such an event has and is continuing, a statement as to the nature thereof and the action which the Borrower or the Guarantors propose to take with respect thereto;

     (iv) Immediately after the commencement thereof, notice in writing of all actions, suits and proceedings in excess of U.S.$5,000,000.00 (Five Million Dollars of the United States of America) which substantially affect the financial condition of the Borrower or of the Mexican Guarantor, as the case may be;

     (v) In the case of the Borrower, on a monthly basis within the first 15 (fifteen) Business Days, a report listing the third party accounts receivable, any reserves for doubtful accounts and inventory.

     (vi) In the case of the Borrower or the Mexican Guarantor, notice within the following 5 (five) Business Days after the approval from the Shareholders Meeting, of any dividends and/or repatriation of capital paid to the Borrower's or Guarantor's shareholders.

     (vii) In the case of the Borrower, upon submission of the documentation mentioned in paragraphs (ii) and (iii) above, and to the extent applicable, submit to the Bank a calculation of the financial covenants, as well as a compliance certificate stating the fulfillment of the Borrower to all the obligations stated herein.

     (viii) Such other information respecting the business, properties or the conditions of operations, financial or otherwise of the Borrower and the Guarantors as the Bank may from time to time reasonably request.

     (b) Duly pay and discharge all taxes, assessments and governmental charges or levies imposed upon the Borrower and the Guarantors or upon their income or profits, or upon any properties belonging to the them, by Mexico, the United States, or by any other jurisdiction, or any political subdivision thereof, prior to the date on which penalties are attached thereto, and all lawful claims which, if not paid, may become a lien or charge upon any properties of the Borrower or of the Guarantors, PROVIDED, HOWEVER, that the Borrower and the Guarantors shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper legal proceedings.

     (c) Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and the Guarantors operate.

     (d) Preserve and maintain their corporate existence, rights, franchises and privileges in Mexico or the United States, as the case may be; except when said rights, franchises and privileges shall be terminated by operation of law or order of authority.

     (e) Maintain and preserve all of their properties necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted.

     (f) Comply with all applicable laws and regulations of any governmental entity and the terms of any indenture, contract or other instrument to which the Borrower or the Guarantors may be a party or under which their respective properties may be bound or affected, if non-compliance would have a material adverse effect upon the Borrower's or the Guarantors' condition (financial or otherwise), except where contested in good faith and by proper proceedings.

     (g) In the case of the Borrower, maintain, in accordance with its consolidated balance sheet, a minimum ratio of current assets to current liabilities of 1.0 to 1.0 for the interim quarterly and annual audited financial statements, during the term hereof.

     (h) In the case of the Borrower, maintain, in accordance with its consolidated balance sheet, a maximum ratio of liabilities to liabilities plus net worth equal to (i) 0.60 to 1.0, for interim quarterly financial statements and (ii) 0.66 to 1.00 for annual audited financial statements during the term hereof.

     (i) In the case of the Borrower, maintain, in accordance with its consolidated quarterly and annual financial statements, a minimum ratio of operating profit plus depreciation and amortization, to the Borrower's total interest expenses equal to 2 to 1 during the term hereof, measured on a 4 (four) quarter rolling basis.

     (j) In the case of the Borrower, maintain, in accordance with its consolidated financial statements on an interim quarterly and annual basis, a minimum net worth of total assets less loans or advances receivable from the Guarantors less total liabilities of U.S. 40,000,000.00 (Forty Million Dollars).

     (k) In the case of the Mexican Guarantor, maintain as a consolidated entity of Grupo Av<i'>cola Pilgrim's Pride de M<e'>xico, S.A. de C.V. the following financial ratios on a quarterly and annual basis (in the understanding that accounting terms shall be interpreted in accordance to generally accepted accounting principles):

     (1) A Liquidity Ratio higher or equal to 1.25 to 1; for the effect hereof, Liquidity Ratio shall mean the result of dividing the Guarantor's current assets between its current liabilities.

     (2) An Indebtedness Ratio lower than or equal to 0.50 to 1; for the effects hereof Indebtedness Ratio shall mean the result from dividing total liabilities between its total liabilities plus net worth.

     (3) A Debt Coverage Ratio, measured on a quarterly basis on a rolling 4 (four) quarter basis, higher than or equal to 2.0 to 1.0; for the effects hereof Debt Coverage Ratio means the quotient obtained by dividing the operating profit plus, depreciation and amortization between the interest paid during such fiscal year.

     (4) A minimum net worth of total assets less loans or advances receivable from the U.S. Guarantor less total liabilities of U.S. 40,000,000.00 (Forty Million Dollars).

     (l) In the case the Borrower or the Mexican Guarantor are in default then, any claims that the U.S. Guarantor may have against them will be subordinated to the Loan.

     (m) Notwithstanding anything in this Agreement to the contrary, to the extent that any provisions of this Agreement conflict with or violate any of the provisions of Section 3.9 of that certain Indenture dated as of June 3, 1993, between Pilgrim's Pride Corporation, as issuer and Ameritrust Texas National Association, as trustee, such provision of this Agreement shall not be binding on or enforceable against any of the Borrower, Parent or any of their respective Subsidiaries.

     SECTION 5.02. NEGATIVE COVENANTS OF THE BORROWER AND THE GUARANTORS. So long as any amount hereunder or under the Note(s) shall remain unpaid, the Borrower and the Guarantors, as the case may be, will not unless the Bank shall otherwise consent in writing:

     (a) In the case of the Borrower, create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature to any third party, upon or with respect to the third party accounts receivables and the inventory.

     (b) In the case of the Borrower or the Mexican Guarantor, incurr additional indebtedness, made available on the basis of account receivables and inventory. that together with the outstanding amounts under the Advances, would exceed the sum of (i) one hundred percent (100%) of the net third party accounts receivable, which include accounts receivable less any reserves for doubtful accounts, and (ii) fifty percent (50%) of the inventory.

     (c) In the case of the Borrower or Mexican Guarantor, merge or consolidate with another corporation, unless the Borrower or the Mexican Guarantor, as the case may be, is the surviving entity and PROVIDED, HOWEVER, that the Borrower or Guarantors are not in default of any of their obligations hereunder or under the Note(s).

     (d) Sell, assign, lease, transfer or in any other manner dispose of (whether in one transaction or in a series of transactions) all or substantially all of their assets (whether now owned or hereafter acquired).

     (e) Make any material change in the nature of their businesses and operations.

     (f) Change the participation of the current shareholders of the Borrower or the Mexican Guarantor in a manner that the Guarantors cease to maintain, directly or indirectly, a majority interest in the capital stock of the Borrower, unless the Bank has given the Borrower and Guarantors, prior written approval of such changes which will not be unreasonably withheld.

     (g) In the case of the Borrower or the Mexican Guarantor, carry out any arrangements to finance the current assets which are being financed under this Agreement, and will not create any security interest granted herein to any party.

     (h) In the case of the Borrower, to the extent not prohibited by the Indenture, that it and its affiliates will not guarantee the debt of Pilgrim`s Pride Corporation.


                               ARTICLE VI
                          CONDITIONS OF LENDING

     SECTION 6.01. CONDITIONS PRECEDENT TO THE ADVANCES UNDER THE LOAN. The obligation of the Bank to disburse the initial Advance is subject to the conditions precedent that the Bank shall have received on or before the date of the initial Advance all of the following, in form and substance satisfactory to the Bank:

     (a) A certified copy of the public deeds (ESCRITURAS P<u'>BLICAS) containing the appointment, names and powers of attorney of the officers of the Borrower and Guarantors authorized to execute this Agreement, the Note(s) and any other instruments or certifications which the Borrower and the Guarantors must make hereunder; together with a signed copy of a certificate of an authorized officer of the Borrower and the Guarantors containing the true signatures of such officers. The Bank may conclusively rely on such certificates until it shall receive a further certificate of an authorized officer of the Borrower or the Guarantors canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

     (b) Certified copies of the public deeds containing the bylaws (ESTATUTOS SOCIALES) of the Borrower and of the Guarantors, as currently in effect.

     (c) A signed copy of a certificate of an authorized officer of the Borrower and the Guarantors, which shall certify that on the initial Date of Advance there is no Event of Default or event which but for the notice given or the lapse of time or both would constitute an Event of Default.

     (d) A favorable opinion of the Borrower's legal counsel as to matters referred to in Article III hereof.

     (e) A favorable opinion of the Guarantors' legal counsel as to matters referred to in Article III hereof.

     (f) The Note, made to the order of the Bank, substantially in the form of Exhibit "B" and "C" hereto, evidencing the Borrower's obligation to repay the principal amount of and interest on each Advance, on the relevant payment date, and the guaranty (POR AVAL) thereof by the Guarantors.

     (g) The payment of the fee provided for in Section 2.08 hereof.

                               ARTICLE VII
                            EVENTS OF DEFAULT

     SECTION 7.01. EVENTS OF DEFAULT. If any of the following events shall occur and be continuing, the Bank may declare all of its obligations hereunder to be terminated, whereupon the commitment of the Bank hereunder shall forthwith terminate and the Bank may declare the entire unpaid principal amount of the Loan, together with all interest and fees accrued and unpaid thereon and all other amounts payable hereunder to be forthwith due and payable, whereupon the Loan, all such accrued interest, fees and all such amounts shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors.

     (a) The Borrower shall fail to pay the Advances when due, or shall fail to pay any interest on the Advances when due; or

     (b) Any representation or warranty made by the Borrower or by the Guarantors in this Agreement or in any certificate, agreement, instrument or statement contemplated hereby or thereby shall prove to have been incorrect when made in any material respect; or

     (c) The Borrower or the Guarantors shall fail to perform or observe any other term, covenant or agreement contained in this Agreement; or

     (d) The Borrower or the Guarantors shall fail to pay any substantial indebtedness which may affect their operations or financial condition, as determined in the sole discretion of the Bank, or any interest or premium thereon when due, whether such indebtedness becomes due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or the Borrower or the Guarantors shall fail to perform any term, covenant or agreement on their part to be performed under any agreement or instrument other than this Agreement and the Note(s), evidencing or securing or relating to any indebtedness owing by the Borrower or the Guarantors when required to be performed, if the effect of such failure is to accelerate, or to permit a holder or holders of such indebtedness under any such agreement or instrument to accelerate the maturity of such indebtedness; or

     (e)  The  Borrower fails to maintain any of the ratios set forth  in
Section 5.01 subsection (g), Section 5.01 subsection (h), Section 5.01 subsection (i); or Section 5.01 subsection (j); or

     (f) The Mexican Guarantor, fails to maintain as a consolidated entity of Grupo Av<i'>cola Pilgrim's Pride de M<e'>xico, S.A. de C.V., any of the ratios set forth in Section 5.01 subsection (k)(1); Section
5.01  subsection  (k)(2);   Section  5.01  subsection (k) (3) hereof; and
Section 5.01 subsection (k) (4) hereof.

     (g) The participation of the current shareholders of the Borrower or the Mexican Guarantor, is modified in any way whatsoever resulting, in the Guarantors ceasing to maintain, directly or indirectly, a majority interest in the capital stock of the Borrower, without the prior written consent of the Bank given to the Borrower and the Mexican Guarantor which will not be unreasonably withheld; or

     (h) This Agreement or the Note(s) shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void or the validity or enforceability thereof shall be contested by the Borrower or the Guarantors or the Government of Mexico, or any political subdivision or agency thereof, or the Borrower or the Guarantors shall deny that it is any further liability or obligation hereunder; or

     (i) The Borrower or the Guarantors under such laws as shall be controlling with respect to their properties, shall be adjudicated bankrupt or insolvent or admit in writing their inability to pay their debts as they mature, or make an assignment for the benefit of creditors, or petition or apply to any tribunal for a receiver or trustee for themselves or any substantial part of their properties, or commence any proceeding under any reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall be commenced against the Borrower or the Guarantors any such proceeding which shall remain undismissed for a period of 60 (sixty) days; or the Borrower or the Guarantors shall by any act indicate their consent to, approval of or acquiescence in, any such proceeding or the appointment of any receiver of, or trustee for, themselves or any substantial part of their properties, or shall suffer any such receivership or trusteeship to continue undischarged for a period of 30 (thirty) days; or there shall be any reorganization, arrangement, readjustment, dissolution or liquidation with respect to the Borrower or the Guarantors which does not involve a judicial proceeding; or any substantial part of the properties of the Borrower or the Guarantors shall be requisitioned, condemned, sequestered, seized or intervened by any actual or purported governmental authorities.

                              ARTICLE VIII
                              MISCELLANEOUS

     SECTION 8.01. NO WAIVER; CUMULATIVE REMEDIES. No omission or delay on the part of the Bank or on the part of the holder of the Note(s), in the exercise of any right, privilege or remedy hereunder shall be considered as a waiver of such right, privilege or remedy; and no partial or isolated exercise of any such right, privilege or remedy shall preclude the further exercise of that or any other right, privilege or remedy hereunder. All the remedies contained herein are cumulative and do not exclude any statutory remedies.

     SECTION 8.02. AMENDMENTS, ETC. No amendment, modification, termination or waiver of any provision of this Agreement or of the Note(s), nor consent to any departure by the Borrower or the Guarantors, or in the case of some of the notes the Mexican Guarantor, therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


     SECTION 8.03. NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to the Borrower or the Guarantors, telegraphed, telexed, telefaxed or delivered to them addressed to them at:

If to the Borrower:Pilgrim's Pride, S.A. de C.V.
                    Avenida 5 de Febrero No. 1408
                    Queretaro, Queretaro
          Telephone: (42) 17 15 86
          Fax: (42) 17 97 80
          Attention: Alejandro Mann

If to the Guarantors: Avicola Pilgrim's Pride de M<e'>xico, S.A. de C.V.
                    Avenida 5 de Febrero No. 1408
                    Queretaro, Queretaro
          Telephone: (42) 17 15 86
          Fax: (42) 17 97 80
          Attention: Alejandro Mann

               Pilgrim's Pride Corporation
                    110 South Texas Street
                    Pittsburg, Texas 75686
          Telephone: 001 903 855 1000
          Fax: 001 903 856 7505
          Attention: Alejandro Mann

If to the Bank: Comerica Bank
                    500 Woodward Ave.,
                    Detroit, Michigan 48226-3330,
                    U.S.A.,  Attention:   International Department; Latin
                    Group

or to any of the parties hereto to any other address as they may notify the other parties in writing during the term hereof.

     SECTION 8.04. COSTS AND EXPENSES. The Borrower agrees to pay on demand all costs and expenses of the Bank in connection with the enforcement of this Agreement, the Note(s) and the other instruments and documents to be delivered hereunder or thereunder (including without limitation, reasonable attorneys fees). In addition, the Borrower shall pay any and all taxes and fees payable or determined to be payable in connection with the execution and delivery, filing or recording if any, of this Agreement, the Note(s) and the other instruments and documents to be delivered hereunder or thereunder, and agrees to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs, expenses, taxes or fees. The Borrower shall furnish the Bank, in each case, evidence of the payments contemplated in this Section.

     SECTION 8.05. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     SECTION 8.06.  BINDING EFFECT; ASSIGNMENT.

     (a) This Agreement shall become effective when it shall have been executed by the Borrower, the Guarantors and the Bank, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors and the Bank and their respective successors and assigns, except that the Borrower and the Guarantors shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Bank, which will not be unreasonably withheld. The Bank may sell, assign, transfer, negotiate or participate the outstanding indebtedness of the Borrower hereunder and under the Note(s), or assign in any other manner all or part of the Borrower's outstanding indebtedness hereunder and under the Note(s) in favor of financial entities domiciled outside of Mexico and belonging to foreign governments, or in favor of private foreign credit institutions domiciled outside of Mexico registered with the Ministry of Finance and Public Credit of Mexico (SECRETAR<i'>A DE HACIENDA Y CR<e'>DITO P<u'>BLICO) pursuant to Article 154, Section I of the Income Tax Law of Mexico (LEY DEL IMPUESTO SOBRE LA RENTA) (hereinafter referred to as the "Participants"); PROVIDED, HOWEVER that such assignment does not result in an increase in the additional amounts payable by the Borrower pursuant to Section 2.11 hereunder, and PROVIDED FURTHER that such assignment cannot be perfected in a manner that would require registration in accordance with the provisions of the Federal Securities Act of 1933 of the United States of America as enacted or amended during the term hereof. Likewise, such assignment cannot be made in a manner that would require registration under any securities acts of the various states of the United States of America. In any case the Bank must notify the Borrower and Guarantors of any such assignment.

     (b) The Borrower and the Guarantors hereby acknowledge and agree that any such assignment will create a direct obligation of the Borrower and the Guarantors with the Participant and that such Participant will be considered as the Bank for all purposes contemplated in this Agreement.

     SECTION 8.07. GOVERNING LAW. This Agreement and the Note(s), except to the extent a legal proceeding is brought in Mexico in respect of the Notes, in which even this Agreement and the Notes shall be deemed to be made under the laws of Mexico, shall be deemed to be contracts made under the laws of the State of Texas and of the United States, and for all purposes shall be governed by, and construed in accordance with, the laws of such State and of the United States.

     SECTION 8.08.  SUBMISSION TO JURISDICTION.

     (a) The parties hereto represent, warrant, and irrevocably agree that any legal action or proceeding with respect to this Agreement and the Note(s) may be brought in the state courts or in the United States courts for the State of Texas, and, by the execution and delivery of this Agreement, the parties hereto hereby irrevocably submit to each such jurisdiction.

     (b) The parties further submit to the jurisdiction of the competent courts or their respective domiciles for any action that may be brought against them as a defendant, and hereby waive all rights of jurisdiction in any proceeding, which they may now or hereafter have by reason of their present or future domiciles.

     SECTION 8.09.  HEADINGS.   Article and Section headings used in this
Agreement are for convenience only and shall not affect the construction of this Agreement.

     IN WITNESS WHEREOF, the parties executed this Agreement as follows:

     The Borrower and the Guarantors in Mexico City, D.F., United Mexican States on March 2, 1998, and the Bank in the City of Detroit, Michigan, United States of America on March 9, 1998.


                                THE BANK
                              COMERICA BANK


                               /s/   Tim Hogan
                         BY:___________________

                                 Vice President
                         ITS:___________________



                              THE BORROWER
                     PILGRIM'S PRIDE , S.A.  DE C.V.


                        /s/ Alejandro Mann Gianni
                      ____________________________
                       By: Alejandro Mann  Gianni
                          Its:Attorney in fact




                        /s/ David Goldstein
                      ____________________________
                           By: David Goldstein
                          Its: Attorney in fact


                             THE GUARANTORS
             AVICOLA PILGRIM'S PRIDE DE MEXICO, S.A. DE C.V.


                       /s/ Alejandro Mann Gianni
                      ____________________________
                       By: Alejandro Mann  Gianni
                          Its:Attorney in fact


                      /s/ David Goldstein
                      ____________________________
                           By: David Goldstein
                          Its: Attorney in fact


                       PILGRIM'S PRIDE CORPORATION


                              /s/ C.E. Butler
                          By:__________________

                               Executive President
                         Its:__________________